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                                                                    EXHIBIT 8.1

                      [SHEARMAN & STERLING LETTERHEAD]



                                  May 27, 1999



Ford Motor Credit Company
The American Road
Dearborn, MI  48121


Ladies and Gentlemen:

         In connection with the registration by Ford Motor Credit Company, a Delaware corporation (the "Company"), of $8,000,000,000 aggregate principal amount of the Company's debt securities to be designated as Medium Term Notes Due More Than 9 Months From Date Of Issue, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation" in the Prospectus Supplement dated May 27, 1999 relating to registration statement no. 333-50611 and registration statement no. 333-75177, to which registration statements this consent is an exhibit.


                                           Very truly yours,


                                           /s/Shearman & Sterling